Exhibit 99.1

Wellesley Bancorp, Inc. Appoints Kathryn M. Hinderhofer As Director

WELLESLEY, Mass., Sept. 21, 2016 /PRNewswire/ -- Wellesley Bancorp, Inc. (Nasdaq: WEBK) (the "Company"), the parent company of Wellesley Bank (the "Bank"), today announced that Kathryn M. Hinderhofer has been appointed as a member of the Board of Directors of the Company and the Bank. Ms. Hinderhofer has spent over 35 years in the financial services industry, recently retiring in 2014 as EVP of Operations and Technology of National Bank Holdings Corp. Before National Bank Holdings, Ms. Hinderhofer spent 17 years at Citizens Financial Group where she was responsible for leading the business integration activities and divestitures relating to 26 acquisitions completed by Citizens during that time. Prior to Citizens, Ms. Hinderhofer held senior management positions in retail banking, mortgage banking, commercial and consumer lending at the Boston Five Cents Savings Bank, which was acquired by Citizens Financial Group. Ms. Hinderhofer is a director of Micronotes, a Boston based enterprise marketing Management Company that partners with financial institutions. She is also an Overseer at Newton Wellesley Hospital and previously chaired the Trustees and Governance Committee at Newton Country Day School. She holds a BA in Economics from Boston College and an MBA from Suffolk University.

"We are very pleased to welcome Kathryn M. Hinderhofer as a director of the Company and the Bank," said Thomas J. Fontaine, President and Chief Executive Officer of the Company and the Bank. "The Board of Directors believes that Kathy's industry experience and background make her an ideal candidate to serve on the Board and we look forward to working with her to build shareholder value in the future."

Wellesley Bancorp, Inc. is the holding company for Wellesley Bank, a community-oriented financial institution offering traditional financial services, including competitive banking products and investment management services, within its local communities through its six full service offices and two lending offices. Wellesley Bank was established in 1911 as a Massachusetts chartered cooperative bank.

About Wellesley Bank

Wellesley Bank and its wholly owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc.

Wellesley Bank provides comprehensive premier banking and wealth management services to successful people, families, businesses and nonprofit organizations. The company's team of highly experienced and knowledgeable bankers provides exceptional personalized services and trusted advice to its clients. Wellesley Bank has been serving the greater Boston area for over 100 years with six full service banking offices and a wholly owned Wealth Management Company.

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CONTACT: Wellesley Bancorp, Inc. - Thomas J. Fontaine, President and Chief Executive Officer, (781) 235-2550